                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*




                                 Tom Brown Inc.
                   -----------------------------------------
                               (Name of Issuer)

                                 Common
                   -----------------------------------------
                         (Title of Class of Securities)

                                 115660201
                   -----------------------------------------
                               (CUSIP Number)





         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of

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CUSIP NO. 115660201                  13G                   PAGE  2  OF 9  PAGES


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Steinberg Asset Management Company, Inc.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware

                    5    SOLE VOTING POWER

                            65,000


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY               0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                   68,800


                    8    SHARED DISPOSITIVE POWER

                            0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            68,800



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            .29%


12   TYPE OF REPORTING PERSON*

            IA


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 115660201                  13G                   PAGE  3  OF 9  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Steinberg Asset Management Company, L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware

                    5    SOLE VOTING POWER

                           1,555,800


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY              0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                  2,183,450


                    8    SHARED DISPOSITIVE POWER

                           0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,183,450



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.13%


12   TYPE OF REPORTING PERSON*

            IA


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 115660201                   13G                   PAGE  4  OF 9  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Michael A. Steinberg & Company, Inc.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware

                    5    SOLE VOTING POWER

                           0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY              0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                  28,000


                    8    SHARED DISPOSITIVE POWER

                           0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            28,800



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            .12%


12   TYPE OF REPORTING PERSON*

            BD


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 115660201                  13G                   PAGE  5  OF 9  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Michael A. Steinberg


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of New York

                    5    SOLE VOTING POWER

                           74,500


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY              0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                  74,500


                    8    SHARED DISPOSITIVE POWER

                           0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        74,500



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .31%


12   TYPE OF REPORTING PERSON*

        IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G                      Page 6 of 9



Item 1(a)     Name of Issuer:
              TOM BROWN INC.

Item 1(b)     Address of Issuer's Principal Executive Offices:

                500 Empire Plaza, PO Box 2608, Midland, TX 79701

Item 2(a)     Name of Person Filing:

              1) Steinberg Asset Management Co., Inc.
              2) Steinberg Asset Management Co., LP
              3) Michael A. Steinberg & Co., Inc.
              4) Michael A. Steinberg

Item 2(b)     Address of Financial Business Office:

                12 East 49th Street, New York, NY 10017

Item 2(c)     Citizenship:

              1) State of Delaware                3) State of Delaware
              2) State of Delaware                4) State of New York

Item 2(d)     Title of Class of Securities:

                 Common

Item 2(e)     CUSIP Number:

                  115660201

Item 3(a)     [X] Broker or Dealer registered under Section 15 of the Act

     3(e)     [X] Investment Adviser registered under section 203 of the
                  Investment Advisers Act of 1940.

Item 4.       Ownership.

      (a)     Amount Beneficially Owned:

                   2,354,750

      (b)     Percent of Class:

                   9.85
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                                  SCHEDULE 13G                      Page 7 of 9

        (c)     Number of shares as to which such person has:

                (i)     sole power to vote or to direct the
                        vote ...................................... 1,695,300

                (ii)    shared power to vote or to direct the
                        vote ...................................... none

                (iii)   sole power to dispose or to direct the
                        disposition of ............................ 2,354,750

                (iv)    shared power to dispose or to direct the
                        disposition ............................... none

Item 5.         Not Applicable

Item 6. No client or other person known to the Reporting Persons has an interest that relates to 5% or more of this Security.

Item 7.         Not Applicable

Item 8.         Not Applicable

Item 9.         Not Applicable

Item 10.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.





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                                                                   Page 8 of 9



Exhibit A

Steinberg Asset Management, Inc., as general partner of Steinberg Asset Management, L.P., may be deemed to have beneficial ownership of the securities beneficially owned by Steinberg Asset Management, L.P.

Michael A. Steinberg may be deemed to have beneficial ownership of the securities beneficially owned by Steinberg Asset Management, Inc., Steinberg Asset Management, L.P. and Michael A. Steinberg & Company, Inc. In addition, the securities reported as beneficially owned by Michael A. Steinberg include securities held by Mr. Steinberg's wife and children as well as securities held in trust for Mr. Steinberg's children of which Mr. Steinberg is trustee.

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                                                                    Page 9 of 9


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



                1/30/97
-----------------------------------
Date            1/30/97

          /s/  Steve Feld
-----------------------------------
Signature      Steve Feld


Steven Feld - Vice President
------------------------------------
Name & Title